                                                                    Exhibit 10.2
                                                                    ------------


                            SHARED SERVICES AGREEMENT


         THIS SHARED SERVICES AGREEMENT, dated as of November 1, 2001 (this "Agreement"), by and between HOWARD JOHNSON & COMPANY, a Delaware corporation ("Howard Johnson"), and EBENX, INC., a Minnesota corporation ("eBenX"). All capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Asset Purchase Agreement (as defined below).

         WHEREAS, Howard Johnson and eBenX are parties to an Asset Purchase Agreement dated as of October 19, 2001 between Howard Johnson and eBenX (the "Asset Purchase Agreement") pursuant to which Howard Johnson has transferred to eBenX substantially all of its assets and liabilities relating to Howard Johnson's health and welfare services business (the "Transfer") pursuant to the Asset Purchase Agreement;

         WHEREAS, in conjunction with the Transfer, certain systems administration, desktop administration, data administration, hardware support, software support, network support, application support, programming, help desk and other systems support (consistent with current Howard Johnson operations) services that were utilized by Howard Johnson in the operation of the health and welfare services business are required by eBenX;

         WHEREAS, eBenX has requested the continuation of the Services by Howard Johnson, from and after the date of Closing; and

         WHEREAS, subsequent to the date of this Agreement, Howard Johnson is willing to provide, or to cause one or more of its Affiliates to provide, the Services to eBenX, each upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE SERVICES

         SECTION 1.01 Provision of Services. (a) Set forth in Exhibit A are the systems administration, desktop administration, data administration, hardware support, software support, network support, application support, programming, help desk and other transferred and terminated systems support services relating to the Business to be rendered by Howard Johnson to eBenX (each, a "Service" and, collectively, the "Services") and certain functions and services relating to the Business that shall be the responsibility of eBenX (each, a "Function" and, collectively, the "Functions") from the Closing Date to the Conversion Period (as defined below). Subject to the terms of this Agreement, Howard Johnson shall use reasonable commercial efforts to provide, or cause to be provided, Services to eBenX until the end of the Conversion Period (as defined below) in a manner consistent with the manner and level of care with which such Services were performed by Howard Johnson or its Affiliates in the conduct of the Business prior to the Closing Date; provided, however, that with respect to system developments/modifications in web, IVR and Multiplan related Services, including, but not limited to, those as set forth in Exhibit B hereof, eBenX acknowledges that the above standard shall be proportionately reduced with the reduction from 10 employees to 5 employees in staffing and the reduction of other resources agreed to by eBenX.

                  (b) Howard Johnson shall, and shall cause its appropriate Affiliates to, use reasonable commercial efforts to assist in the transfer of responsibility, from Howard Johnson to eBenX, of the Services set out in Exhibit A as soon as reasonably practicable following 60 days after Closing, and, in any event, prior to the end of the Conversion Period or such later time as agreed to by Howard Johnson. eBenX shall notify Howard Johnson in writing when eBenX is prepared to transfer responsibility for providing the Services to a specific Client from Howard Johnson to eBenX. eBenX shall terminate the use of each Service set out in Exhibit A prior to the expiration of the Conversion Period. Except as provided in the Asset Purchase Agreement and the Ancillary Agreements, Howard Johnson shall have no obligation with respect to the Health and Welfare Services relating to the conduct of the Business (including but not limited to the Functions), other than the provision of the Services before the end of the Conversion Period.

                  (c) Notwithstanding the foregoing, nothing contained in this Agreement shall be construed as restricting Howard Johnson from operating any of its businesses or services in any manner they respectively determine to be proper or advisable; provided, however, that in the event the foregoing construction prevents or impairs (other than immaterially) the provision of any Service, Howard Johnson and eBenX shall cooperate with one another regarding the provision of such Service and Howard Johnson shall use reasonable commercial efforts to arrange for the provision of such Service.

                  (d) eBenX shall follow the policies, procedures and practices in effect before the date of this Agreement of which eBenX has knowledge (as defined herein), including, without limitation, providing information and documentation reasonably sufficient for Howard Johnson and/or its Affiliates to perform the Services in the manner provided as of the Closing, and making available, as reasonably requested by Howard Johnson and/or its Affiliates, sufficient resources and timely decisions, approvals and acceptances in order that Howard Johnson may perform its obligations under this Agreement in a timely and efficient manner. In addition, for the period that eBenX employees shall be utilizing the workspace of Howard Johnson, all such eBenX employees shall follow all codes relating to dress and behavior, as well as all workplace policies, of Howard Johnson in effect at such time. As used in this subsection (d), eBenX shall be deemed to have knowledge of (i) that information which has been presented to it in writing and (ii) after due inquiry, the actual knowledge of the Transferred Employees.

                  (e) The parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary or required to permit each party to perform its obligations; provided, however, that Howard Johnson shall not be required to pay any amounts to any third parties or to grant any accommodation, financial or otherwise, to secure the same.

                  (f) Each party shall appoint a representative to facilitate communications and performance under this Agreement, who shall have the authority to act for and bind such party in connection with all aspects of this Agreement. Each party shall have the right at any time and from time to time to replace its representative by giving notice to the other party setting forth the name of the replacement.

         SECTION 1.02 Term and Termination. (a) Howard Johnson shall continue to make each Service available after Closing and through the end of 24 months from Closing (the "Conversion Period").

                  (b) Notwithstanding the foregoing, this Agreement (or any portion of the Services rendered hereunder) may be terminated prior to the expiration of the Conversion Period by (i) eBenX, at any time upon not less than ninety (90) calendar days, prior written notice to Howard Johnson; or (ii) either party, at any time upon not less than 60 calendar days after delivery of notice to the other party, in the event that the other party shall have defaulted on or breached any material term of this Agreement and shall not have cured such breach within 30 calendar days after receiving notice from the party specifying the nature of such default or breach.

                  (c) This Agreement shall terminate at the end of the Conversion Period (or as otherwise earlier terminated pursuant to Section 2(b) above), and thereafter shall be of no further force and effect, except (i) Sections 1.06, 3.01 through 3.05, 4.02, 6.01 and
         7.03 shall survive the termination of this Agreement, (ii) nothing herein shall relieve either party hereto from liability for any gross negligence or willful breach hereof and (iii) any obligation to pay for the Services hereunder shall survive the termination of this Agreement.

         SECTION 1.03 Reimbursement and Payment for Services. (a) From the Closing Date through to the end of the Conversion Period, eBenX will be obligated to pay Howard Johnson for the Services a monthly fee equal to the aggregate of all client costs, as set forth in Exhibit C, for all Transferred Clients and all Terminated Clients whose termination is not effective until after Closing for whom a Multiplan account is maintained by Howard Johnson. The monthly fee shall be reduced, as of the first month following the month in which responsibility for provision of Services to a specific Transferred Client has been transferred to eBenX, by an amount equal to the variable costs allocated to that Transferred Client as set forth in Exhibit C. Howard Johnson will present, within 30 calendar days of the first Friday of each month, eBenX with monthly invoices for the amount due in such month. eBenX shall pay (or cause to be paid) each invoice within twenty Business Days of receipt. If responsibility for provision of the Services has not been transferred to eBenX with respect to all Transferred Clients by the end of the Conversion Period, Howard Johnson, at its sole and absolute discretion, may choose to extend the term of this Agreement. If Howard Johnson decides to extend the term of this Agreement, Howard Johnson and eBenX shall, in good faith, enter into negotiations to determine the rates for the Services to be provided during the period of such extension. If after a reasonable period of time Howard Johnson and eBenX are unable to reach an agreement on such rates, the parties hereby agree that the rate that eBenX shall pay to Howard Johnson for such an extension shall be 150% of the fees set forth above.

                  (b) If Howard Johnson retains responsibility for provision of the Services with respect to: (i) 14 Transferred Clients as of the date that is 12 months after Closing, eBenX shall pay Howard Johnson $250,000; (ii) 10 Transferred Clients as of the date that is 20 months after Closing, eBenX shall pay Howard Johnson $250,000; or (iii) any of the Transferred Clients as of the date that is 24 months after Closing (the "Termination Date"), eBenX shall pay Howard Johnson $500,000 (the "Termination Penalty"); provided, however, that if, on the Termination Date, Howard Johnson has agreed in writing to continue to provide Services to all Transferred Clients for which it retains responsibility as of the Termination Date, Howard Johnson shall waive the Termination Penalty and, in its sole and absolute discretion, may negotiate with eBenX to enter into a limited extension of this Agreement with respect to such Transferred Clients. Any amounts owed to Howard Johnson by eBenX hereunder shall be paid within 30 days of the respective target date set forth above. If Services are suspended as a result of an occurrence under Section 3.01 or Howard Johnson's failure to provide Services in accordance with this Agreement (unless as a result of eBenX being unable to perform its Purchaser Functions hereunder), the dates set forth above shall all be extended by the amount of time such Services are suspended as a result of such occurrence.

                  (c) In addition to the payments set forth herein, eBenX shall be liable for, and shall indemnify Howard Johnson or its Affiliates, as applicable, for any sales and/or use tax, VAT, transfer tax, excise tax, tariff, duty or any other similar tax or payment in lieu thereof imposed by any governmental authority arising from the Services provided hereunder, or arising out of this Agreement. eBenX shall not be responsible for payment of any income, franchise, gross receipts or personal property taxes paid by Howard Johnson or its Affiliates as a result of this Agreement.

                  (d) If, at any time during the term of this Agreement, any Law or Governmental Order, rule, regulation or direction of any Governmental Authority, whether domestic or foreign, relating to the administration of the Services should be changed in a manner requiring modifications or updates to the systems being used by Howard Johnson to provide Services hereunder, which modifications or updates would not have been required but for Howard Johnson's obligation to provide Services hereunder (each a "Regulatory Charge"), in each such case, eBenX shall be obligated to pay Howard Johnson a fee based on the reasonable time expended (charged at Howard Johnson's standard hourly rates for the personnel involved) and expenses actually incurred by Howard Johnson for the modifications or updates made to the system in order to comply with each such Regulatory Change. As soon as commercially reasonable following the promulgation of any Regulatory Change, eBenX shall notify Howard Johnson in writing of the Regulatory Change, the effective date thereof and the proposed system modifications or updates. As soon as commercially reasonable after receipt of the eBenX notice, Howard Johnson shall provide to eBenX written notice of an estimate of the expected costs for such modifications or updates. eBenX may at its option either authorize Howard Johnson to effect the modification or notify Howard Johnson that it will terminate the Service in question on or before the effective date of the Regulatory Change. Any such authorization or notification by eBenx will be made in writing, and any failure to provide such authorization or notification within 7 days prior to the effective date of the Regulatory Change will be deemed to be an election by eBenx to terminate the Services in question on the effective date. Any such authorization to make modifications shall be provided to Howard Johnson promptly in order to afford Howard Johnson sufficient time to make such modifications or updates prior to the effective date of the Regulatory Change. Howard Johnson shall bear no responsibility for any consequences stemming from eBenX's failure to provide timely authorization.

         SECTION 1.04 Employees. From time to time, Howard Johnson shall designate up to 5 employees or qualified consultants to perform the Services during normal Howard Johnson operating hours; provided, however, that Howard Johnson exercises reasonable care in the selection of personnel and monitoring of the provision of Services and the employees so designated have sufficient skills and training to provide the Services as required by this Agreement.

         SECTION 1.05 Employee Termination. (a) If, within a period of 12 months from the date of this Agreement, eBenX cancels any Service provided by Howard Johnson in accordance with Section 1.02 and, as a direct result of such cancellation, Howard Johnson terminates the employment of any employee(s) or consultant(s) providing such Service, then eBenX shall reimburse Howard Johnson for one-half of the costs, including, without limitations, any claims by such employee(s) or consultant(s) arising out of such termination, incurred by Howard Johnson relating to such termination; provided, however, that (i) each employee involved in the termination must have directly performed the Services cancelled; and (ii) eBenX shall have the right to employ the affected employee(s) in a comparable position with eBenX and, in such event, shall not be responsible for any portion of the costs incurred by Howard Johnson relating to the termination of any employees that it so employs.

                  (b) If, at any time during the Term, Howard Johnson cancels any Service in accordance with Section 1.02, other than pursuant to a breach of this Agreement by eBenX, eBenX shall have the right to offer employment to and, as applicable, to employ any individual that directly performed such Service immediately prior to its cancellation.

         SECTION 1.06 Records. (a) During the term of this Agreement, and for a period of 90 days thereafter, each party shall maintain complete and accurate books and records relating to the Services and shall provide to the other party copies of such records as may be reasonably requested by the other party. The books and records of Howard Johnson shall contain an accurate record of all data necessary for the proper computation of all costs to be paid to Howard Johnson by eBenX under the terms of this Agreement.

                  (b) In the event that any Service is terminated pursuant to
         Section 1.02 of this Agreement, eBenX shall, within 30 days of such termination, return to Howard Johnson all documents, materials (including copies of all software provided to eBenX) and records relating to such terminated Services (and not used in connection with any continuing provision of Services by eBenX) and certify to eBenX that it has complied with this Section 1.06 in all respects.

                                   ARTICLE II

                                  ACCESS RIGHTS

         SECTION 2.01 Grant of Access. Subject to the terms and conditions of this Agreement, Howard Johnson grants to eBenX a non-exclusive, limited right during the Conversion Period to access the file services and Multiplan areas of Howard Johnson's proprietary network system (the "Network") solely in connection with the provision of Services by Howard Johnson. eBenX shall access the Network from its desktops through a secure bridge or interface ("Interface") provided by Howard Johnson.

         SECTION 2.02 Scope of Access; Monitoring. eBenX shall ensure that only its employees on a need-to-know basis shall access authorized portions of the Network, in each case, solely in connection with the Services. eBenX shall not, and shall ensure that no third party will, attempt to access the Network without the express written permission of Howard Johnson. Howard Johnson shall have the right, but not the obligation, to have any of its personnel, including any of its database administrators, (i) audit and monitor eBenX's access to the Network through any means available internally to Howard Johnson, and (ii) otherwise ensure that eBenX complies with the terms and conditions of this Agreement.

         SECTION 2.03 Restrictions. Nothing herein shall limit the right of Howard Johnson to limit eBenX's access to authorized areas of the Network or deny access to unauthorized areas of the Network. Nothing herein shall be construed as granting eBenX any right to access the Network for purposes other than in connection with the Services, or in any manner other than as expressly set forth herein. Except to the extent expressly permitted herein, or by prior written permission of Howard Johnson, eBenX shall not, and shall not allow any third party to: (a) sublicense, transfer, assign, rent, lease, or otherwise convey any right of access, or any right with respect thereto, to any third party; (b) disassemble, decompile or otherwise reverse engineer all or any portion of any software provided by Howard Johnson in connection with the Services; or (c) reproduce any such software on any media without the written permission of Howard Johnson. eBenX shall ensure the security of access to the Network from any unauthorized access or use.

         SECTION 2.04 Access Protections. All interconnectivity by either party to the computing systems and/or networks of the other party, and all attempts at such interconnectivity, shall be only through the security gateways/firewalls of the other party and through other security systems, protocols or devices as agreed to by the parties. Neither party shall access, and will not permit unauthorized persons to access, the computing systems and/or networks of the other party without the other party's express written authorization, and any such actual or attempted access shall be consistent with any such authorization.

         SECTION 2.05 Viruses. eBenX shall use the latest Virus definition updates available of a mutually agreed Virus detection/scanning program in connection with the access of the Network, and transmission of data or software to eBenX systems will be performed from Virus protected systems and computers. Howard Johnson shall, in accordance with its customary practices, use a Virus detection/scanning program in connection with performing its Service obligations hereunder. Upon detecting a Virus that is not immediately eliminated, all attempts to access the other party's computing systems and/or networks shall immediately cease and shall not resume until any such Virus has been eliminated. Without limiting the foregoing, each party shall use reasonable commercial efforts to avoid the transmission of any Virus from its own systems to the other party's systems. In the event that a party determines that a Virus has been transmitted to the systems or computers of the other party, such party shall promptly notify such other party of the transmission and the nature of the Virus. For purposes hereof, "Virus" means any computer instructions, devices or techniques that can or were designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, alter, inhibit or shut down software and/or a processing environment.

         SECTION 2.06 Disabling Access. Each party shall have the right to disable the other party's access to such party's computing systems and/or networks to protect such party's computing systems and/or networks from a Virus or Disabling Device on the other party's computing systems and/or networks. In the event of such disabling access, the party disabling such access shall give the other party notice of such disabling access as soon as possible thereafter. For the purposes hereof, "Disabling Device" means any computer software or device maliciously intended to or capable of causing software to cease functioning after a specific period of time or on a specific date or event.

         SECTION 2.07 Access to Source Code. In the event that eBenX reasonably determines that it requires specific information concerning the functions and operations relating to specific reports, information or other service provided to a Client that is generated by Howard Johnson's Multiplan software, and eBenX is not in the possession of or cannot acquire such information using reasonable efforts and Howard Johnson is unable to provide such information promptly upon request, Howard Johnson shall provide designated representatives of eBenX with temporary access to relevant portions of the Multiplan source code for a specific report or service for the limited purpose of acquiring the necessary information. eBenX shall use the information provided through such disclosure only for the purpose of providing services to Clients and the disclosure shall be governed by all of the provisions of Article III below. eBenX shall not reproduce or make copies of any such disclosure. Following such access, eBenX shall promptly return to Howard Johnson all copies of the disclosed source code. Nothing herein shall be construed as a license of such source code from Howard Johnson to eBenX.

                                  ARTICLE III

                            CONFIDENTIALITY; SECURITY

         SECTION 3.01 Confidentiality Obligations. The parties acknowledge that each party (in this capacity, a "Disclosing Party") has disclosed or will disclose certain Confidential Information to the other party (in this capacity, a "Receiving Party"). The Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees not to reveal or disclose any Confidential Information of the Disclosing Party for any purpose to any other person, or to use any Confidential Information of the Disclosing Party for any purpose other than as contemplated under this Agreement, in each case, without the prior written consent of the Disclosing Party. The Receiving Party agrees to maintain adequate security procedures and take reasonable precautions (no less rigorous than what the Receiving Party takes with respect to its own comparable Confidential Information) to prevent misuse, unauthorized or inadvertent disclosure or loss of the Confidential Information of the Disclosing Party. For purposes hereof, "Confidential Information" means any information, oral or written, relating to or disclosed in the course of the performance of this Agreement, that is not generally known to the public or in the trade and is or should be reasonably understood to be confidential or proprietary to the Disclosing Party, including without limitation, compilations, data, studies or other documents incorporating or developed from Confidential Information.

"Confidential Information" of Howard Johnson includes all software and data accessed by eBenX hereunder and access codes or other security devices used in connection with such access. "Confidential Information" does not include information that: (a) is, or becomes, known to the Receiving Party by lawful means; (b) is generally available to the public through no act or omission by the Receiving Party; (c) is developed by Receiving Party independent of any Confidential Information it receives from the Disclosing Party; or (d) is obtained by the Receiving Party from a Third Party free to make such a disclosure without breach of any legal obligation.

         SECTION 3.02 Disclosure. Notwithstanding the provisions of Section 3.01, Confidential Information may be disclosed pursuant to any statute, regulation, order, lawful subpoena or lawful document discovery request, provided that prior written notice of such disclosure obligation or request is furnished to the Disclosing Party as soon as practicable in order to afford the Disclosing Party a reasonable opportunity to seek a protective order. If the Disclosing Party is unable to obtain or does not seek a protective order and the Receiving Party is legally compelled to disclose Confidential Information, disclosure of such information, to the extent compelled or required under the applicable statute, regulation, order, lawful subpoena or lawful document discovery request, may be made without liability.

         SECTION 3.03 Unauthorized Disclosure. The Receiving Party shall immediately notify the Disclosing Party upon discovery of any prohibited use or disclosure of the Confidential Information, or any other breach of this Article III by the Receiving Party, and shall fully cooperate with the Disclosing Party to help the Disclosing Party regain possession of the Confidential Information and prevent the further prohibited use or disclosure of the Confidential Information.

         SECTION 3.04 Irreparable Injury. The Receiving Party acknowledges that unauthorized disclosure of any Confidential Information will cause irreparable injury to the Disclosing Party, and the Receiving Party hereby agrees that in addition to monetary damages therefor, the Disclosing Party will be entitled to an injunction or other equitable and provisional remedies to prevent or limit that disclosure, without any obligation to post bond or other undertakings.

         SECTION 3.05 Privacy and Security. Without limiting the generality of the foregoing confidentiality obligations, eBenX shall comply with all privacy and security procedure and policies set forth by Howard Johnson regarding any access to the Network.

                                   ARTICLE IV

                                 RESPONSIBILITY

         SECTION 4.01 Relationship of the Parties. The parties hereto are independent contractors and no party is an employee, partner or joint venturer of the other party. Under no circumstances shall any of the employees of either party hereto be deemed to be employees of the other party for any purpose. No party shall have the right to bind the other party to any agreement with a third party or to represent itself as a partner or joint venturer of the other party. Nothing in this Agreement shall be construed as: (a) an assumption by Howard Johnson of any obligation to maintain or increase the sales or profits of eBenX, or otherwise to assume responsibility for eBenX's operations; (b) an assumption by Howard Johnson of any financial obligation of eBenX; (c) the creation of any relationship of employment or agency between eBenX and employees or consultants of Howard Johnson, its subsidiaries or associated companies; (d) an assumption by Howard Johnson of any responsibility for the work performed by outside suppliers employed by eBenX at the suggestion or recommendation of Howard Johnson; or (e) the delegation of any function or authority of eBenX to Howard Johnson. In all matters relating to this Agreement, each party hereto shall be solely responsible for the acts of its own employees, and employees of one party shall not be considered employees of the other party. Except as specifically permitted by this Agreement, no party hereto or any of its employees shall have any authority to negotiate, enter into any contract or incur any obligation, on behalf of the other party.

         SECTION 4.02 Limitation on Liability. (a) (i) Neither Howard Johnson nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable for any action taken or omitted to be taken by it or such person under or in connection with this Agreement, except that Howard Johnson shall be liable for direct losses incurred by eBenX arising out of the gross negligence, willful misconduct or bad faith of Howard Johnson or any third party retained by it or their respective officers, directors, employees, agents or attorneys-in-fact in the performance of the Services; provided, however, that, except as expressly limited in Article VI, with respect to the Transferred Clients and those Terminated Clients whose termination is not effective until after Closing who are receiving services under agreements originally executed by Howard Johnson (the "Retained Clients"), Howard Johnson shall be liable for direct losses incurred by eBenX relating to any claims by such Transferred Clients and such Terminated Clients against eBenX arising out of the negligence, willful misconduct or bad faith of Howard Johnson or any third party retained by it or their respective officers, directors, employees, agents or attorneys-in-fact in the performance of the Services. Neither Howard Johnson nor its Affiliates nor any of their respective officers, directors, employees, agents or attorneys-in-fact shall be liable for any action taken or omitted to be taken by any third party, other than such third parties retained by Howard Johnson or any of its Affiliates to perform any of the Services.

                           (ii) Notwithstanding the foregoing, if Howard
                  Johnson, without good cause, intentionally refuses to provide the Services which Howard Johnson is obligated to provide under this Agreement, Howard Johnson will be liable to eBenX for an amount equal to 150% of the amount by which the expenses actually and reasonably incurred by eBenX to obtain the Services that Howard Johnson refused to provide exceed the amount eBenX reasonably expected Howard Johnson to charge for such Services.

                  (b) Notwithstanding anything to the contrary herein, in the event that Howard Johnson commits an error with respect to or incorrectly performs or fails to perform any Service, at eBenX's request, Howard Johnson shall use reasonable commercial efforts to correct such error, re-perform or perform such Service.

                  (c) Notwithstanding anything to the contrary herein, neither Howard Johnson nor its Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact shall be liable for losses incurred by eBenX for any action taken or omitted to be taken by Howard Johnson or such person under or in connection with this Agreement to the extent such action or omission directly arises from actions or inactions of eBenX, including, without limitation, the failure of eBenX to perform any Function or any other function not included in the Services.

                  (d) EXCEPT AS EXPRESSLY PROVIDED HEREIN, howard johnson MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND HOWARD JOHNSON HEREBY DISCLAIMS THE SAME. HOWARD JOHNSON HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT ACCESS TO THE NETWORK AND THE TRANSMISSION OF DATA THERETO AND THEREFROM WILL BE UNINTERRUPTED OR ERROR FREE.

                  (e) EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY SHALL IN ANY EVENT HAVE ANY LIABILITY TO THE OTHER PARTY FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THE PERFORMANCE OF THE SERVICES OR THIS AGREEMENT.

                                    ARTICLE V

                                  FORCE MAJEURE

         SECTION 5.01 Force Majeure. The obligations of Howard Johnson to provide Services shall be suspended during the period and to the extent that Howard Johnson is prevented or hindered from complying therewith by any Law or Governmental Order, rule, regulation or direction of any Governmental Authority, whether domestic or foreign, or by any cause beyond the reasonable control of Howard Johnson, including acts of God, civil disturbances, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof ("Event of Force Majeure"). In such event, Howard Johnson shall give notice of suspension as soon as reasonably practicable to eBenX stating the date and extent of such suspension and the cause thereof, and Howard Johnson shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause, and Howard Johnson shall so notify eBenX. In no event shall eBenX be obligated to pay for any Services which are not being provided to eBenX pursuant to this Section 5.01.

         SECTION 5.02 Written Notice. Howard Johnson can only claim an Event of Force Majeure as an excuse from its performance hereunder if Howard Johnson has given written notice to eBenX of such claim and if Howard Johnson makes a continuing and good faith effort to lessen or avoid the effects of such Event of Force Majeure on eBenX. Notwithstanding any other provision of this Agreement, Howard Johnson shall be liable for such failure or delay in the performance of its obligations to the extent that such failure or delay was caused by the fault or negligence of Howard Johnson.

                                   ARTICLE VI

                                 INDEMNIFICATION

         SECTION 6.01 Indemnification. (a) Howard Johnson hereby agrees to defend, indemnify and hold harmless eBenX and its Affiliates and their respective officers, directors, employees and agents (collectively, "eBenX Indemnitees") from and against any and all liabilities, losses, claims, damages, and expenses of any nature, including reasonable attorneys' fees, arising out of or resulting from any default or breach by Howard Johnson in the performance of its obligations under this Agreement or any failure by Howard Johnson to perform its covenants hereunder or any third party claim against any eBenX Indemnitee.

                  (b) eBenX hereby agrees to defend, indemnify and hold harmless Howard Johnson and its Affiliates and their respective officers, directors, employees and agents (collectively, "Howard Johnson Indemnitees," and together with eBenX Indemnitees, the "Indemnities") from and against any and all liabilities, losses, claims, damages, and expenses of any nature, including reasonable attorneys' fees, arising out of or resulting from any default or breach by eBenX in the performance of its obligations under this Agreement or any failure by eBenX to perform its covenants hereunder or any third party claim against any Howard Johnson Indemnitee or in the provision of services by eBenX to its customers, including, without limitation, any and all loss, liability, damage, cost or expense of a customer of eBenX.

                  (c) Claims for indemnification under Sections 6.01(a) and 6.01(b) shall be made pursuant to the procedures set forth in Sections 9.02(b) or 9.03(b), respectively, of the Asset Purchase Agreement. Nothing herein shall limit the rights to indemnification, or the obligations to indemnify, of the parties under the Asset Purchase Agreement.

                  (d) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from an Indemnitee arising out of or resulting from the causes set forth in (i) Section 6.01(a) shall be an amount equal to 100% of the total annual charges to eBenX by Howard Johnson for the related Services provided pursuant to this Agreement, except that with respect to claims by Retained Clients arising out of, other than as set forth in this Article VI, the direct actions of Howard Johnson pursuant to this Agreement, such claims shall also be covered by the Insurance Policy described in subsection (e) hereof in addition to the amount set forth in this subsection (d), and (ii) Section 6.01(b) shall be amount equal to 100% of annual revenues from Client Agreements with Clients transferred from Howard Johnson.

                  (e) eBenX shall amend the current insurance policy of eBenX or purchase a new indemnification insurance policy from a third-party provider (the "Insurance Policy") to cover all claims by Retained Clients arising out of, other than as set forth in this Article VI, the direct actions of Howard Johnson. The fees, if any, for the Insurance Policy shall be divided equally between eBenX and Howard Johnson. In the event of a claim under the Insurance Policy, Howard Johnson will pay any deductible charges required by the Insurance Policy up to a maximum amount of $50,000 per claim.

                  (f) eBenX acknowledges and agrees that (i) Howard Johnson and its personnel shall not be responsible in any way whatsoever for any actions or omissions by eBenX made at the request, initiation or under the direction of eBenX, including, without limitation, any errors or omissions arising out of or related to processes or programming, or modifications thereof, requested, initiated or directed by eBenX that have not been reasonably verified by eBenX, and (ii) for the avoidance of any doubt, the indemnity obligations of Howard Johnson hereunder shall not apply to any liabilities, losses, claims, including third party claims, damages, expenses of any nature, including attorney's fees, arising out of or relating to such actions or omissions set forth in clause (i) above.

                                   ARTICLE VII

                                  MISCELLANEOUS

         SECTION 7.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         SECTION 7.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 7.02):

                  (a)      if to Howard Johnson:

                           Howard Johnson & Company

                           c/o Merrill Lynch & Co.
                           222 Broadway
                           17th Floor
                           New York, NY  10019

                           Telecopy:  (212) 670-4819
                           Attention:  Mark B. Goldfus, Esq.

                           with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY  10022-6069
                           Telecopy:  (212) 848-7179
                           Attention:  John A. Marzulli, Jr., Esq.

                  (b)      if to eBenX:

                           eBenX, Inc.
                           605 North Highway 169
                           Suite 1200
                           Minneapolis, MN  55441
                           Telecopy:  (763) 614-2025
                           Attention:  Chief Financial Officer

                           with a copy to:

                           Klehr, Harrison, Harvey, Branzburg & Ellers LLP 260 South Broad Street
                           Philadelphia, PA  19102
                           Telecopy:  (215) 568-6603
                           Attention: Lawrence D. Rovin, Esq.

         SECTION 7.03 Public Announcements; Confidentiality. Each party agrees to comply with Section 11.03 of the Asset Purchase Agreement and each will use reasonable best efforts, including notifying their respective employees, to keep confidential the contents of the other party's respective information systems to which such party's employees may have access.

         SECTION 7.04 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 7.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 7.06 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

         SECTION 7.07 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Howard Johnson and eBenX (which consent may be granted or withheld in the sole discretion of Howard Johnson or eBenX); provided, however, that eBenX may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of eBenX without the consent of Howard Johnson, however, eBenX remains liable hereunder; provided further that this Agreement may, due to the sale of all or substantially all the assets of a party to a third party purchaser, be assigned to such third party purchaser without the written consent of the other party hereto. Any attempted assignment in violation of this provision is void.

         SECTION 7.08 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Howard Johnson, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         SECTION 7.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

         SECTION 7.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 7.11 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.11.

         SECTION 7.12 Arbitration. Except for the right to injunctive relief under Section 6 of this Agreement, for which judicial relief shall remain available, any dispute, controversy or claim (a "Claim") that cannot be resolved by the parties arising out of or relating to this Agreement or the services covered by this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") upon notice (the "Arbitration Notice") of submission given by either Howard Johnson or eBenx to the other in accordance with subsection (i) hereof, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held Philadelphia, Pennsylvania, if a claim is brought by Howard Johnson or in New York County, New York, if a claim is brought by eBenX or in such other location as the parties may mutually agree upon. The arbitration will be conducted before a panel of three arbitrators, with one arbitrator named by each party within 15 days of receipt of Arbitration Notice by the non-initiating party and the third named by the two party-appointed arbitrators, or (if they should fail to agree on the third within 15 days after the two party-appointed arbitrators have been named) by the AAA. The arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award punitive damages or any other damages not measured by the prevailing party's actual damages. The decision of the arbitrators made in writing shall be final and binding upon the parties hereto; provided, however, that the award and judgment of the arbitrators shall have no binding or precedential effect with respect to any other controversy not before the arbitrators, whether or not similar to or related to the specific controversy decided by the arbitrators. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto, except that each party shall bear the compensation and expenses of its own counsel and employees.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized signatory thereunto duly authorized as of the date first above written.

                                      HOWARD JOHNSON & COMPANY



                                      By:  /s/  Paul T. Dully
                                           --------------------
                                           Paul T. Dully
                                           Chief Financial Officer


                                      EBENX, INC.



                                      By:  /s/  John J. Davis
                                           --------------------
                                           John J. Davis
                                           President and Chief Financial Officer